Exhibit 99.2
FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER 30
	2010	2009

Assets	$451,586	$427,391
Net loans	$312,502	$311,021
Securities	$77,964	$78,077
Deposits	$341,296	$302,898
Shareholders’ equity	$47,211	$45,580
Net income	$2,540	$2,460
Earnings per share	$0.93	$0.90
Book value per outstanding share	$17.26	$16.67
KEY RATIOS

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER 30
	2010	2009

Return on average assets	0.77%	0.78%
Return on average equity	7.25%	7.33%
Net interest margin (tax equivalent)	3.77%	3.90%
Net loans to deposits	91.56%	102.71%
Allowance for loan loss to total loans	1.39%	1.17%
Period-end tangible equity to assets	10.03%	10.26%
Efficiency ratio	66.43%	67.53%
STOCK PERFORMANCE & DIVIDENDS

				CASH
QUARTER	TRADE PRICE		CLOSING	DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED

12/31/08	16.00	14.00	15.00	0.18
3/31/09	14.50	12.25	14.00	0.18
6/30/09	17.00	13.26	16.00	0.18
9/30/09	16.00	14.25	15.20	0.18
12/31/09	15.50	14.57	15.25	0.18
3/31/10	15.95	14.05	14.60	0.18
6/30/10	17.00	14.60	15.75	0.18
9/30/10	17.00	15.00	15.95	0.18
DIRECTORS
Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Eddie L. Steiner
John R. Waltman
Chairman
EXECUTIVE OFFICERS
Eddie L. Steiner
President and Chief Executive Officer
Rick L. Ginther
President,
The Commercial & Savings Bank
Paula J. Meiler
Chief Financial Officer
ADDITIONAL STOCK INFORMATION
STOCK LISTING
Common:
Symbol — CSBB.OB
STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948
Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:
Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015
“Remember to call CSB for all your financial needs,
whether to borrow, save or invest.”

DEAR FELLOW SHAREHOLDER
On behalf of the Board of Directors, we are pleased to enclose a third quarter dividend of $0.18 per share, equaling the quarterly dividend amount of the past three and one half years.
Third quarter results reflect a general continuation of trends from recent quarters. Net income through nine months is 3.3% above year-ago levels. However, total revenue is basically flat because of soft loan demand and the continuing low interest rate environment. Our gain in net income is primarily the result of lower costs for FDIC insurance and other operating expenses.
The Company continues to maintain a higher than normal allowance for loan losses, based on our assessment of loan delinquencies and nonperforming assets. Year-to-date net charge-offs reflect an annualized loss rate of 0.28%, which is about the same as last year. Nonperforming asset balances are approximately $1 million higher than year-ago levels. We expect that it will take some time before overall credit quality conditions improve.
Local and national economies are struggling to sustain a very modest rate of growth. Jobs, or more accurately the lack thereof, continue to be a primary impediment to recovery. While Holmes County reported unemployment rates below 8% for the past four months, all other surrounding counties averaged 9.5% —12.5% unemployment during that same period of time.
Uncertainty about the outlook for employment, interest rates and pending tax changes has created somewhat of a bunker mentality. Businesses and consumers are reluctant to borrow money, and instead are paying down debt. Investors continue to seek safety in bank deposits and treasury bills, and American households are currently saving almost 6% of their disposable income.
There is much debate about what is needed to turn the overall economy around, and many analysts are anticipating that the government will provide additional economic stimulus. While many believe further stimulus is needed to provide relief and jumpstart the economy, others maintain such an approach could simply prolong the economic malaise. Regardless of the path taken, it appears the economic recovery will continue to exhibit a rather slow pace well into 2011.
We remain committed to meeting the financial needs of the communities we serve and providing a fair return to our investors. While we do not anticipate rapid improvement in the economy, CSB’s strong capital, liquidity, and earnings stream provide the foundation to meet the needs of today and to capitalize on the growth opportunities of tomorrow.
Sincerely,
EDDIE STEINER
President and CEO
CSB Bancorp, Inc.
JOHN WALTMAN
Chairman
CSB Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	SEPTEMBER 30
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	2010	2009
ASSETS:
Cash and due from banks	$43,284	$21,941
Federal funds sold	328	0
Securities	77,964	78,077
Loans held for sale	427	100
Net loans	312,502	311,021
Premises & equipment, net	8,007	8,541
Other assets	9,074	7,711

TOTAL ASSETS	$451,586	$427,391

LIABILITIES:
Deposits	$341,296	$302,898
Securities sold under agreements to repurchase	29,534	27,057
Other borrowings	31,657	49,858
Other liabilities	1,888	1,998

TOTAL LIABILITIES	$404,375	$381,811

SHAREHOLDERS’ EQUITY:
Common stock	$18,629	$18,629
Additional paid-in capital	9,994	9,992
Retained earnings	22,210	20,708
Treasury stock	(5,015)	(5,015)
Accumulated other comprehensive income (loss)	1,393	1,266

TOTAL SHAREHOLDERS’ EQUITY	$47,211	$45,580

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$451,586	$427,391

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	2010	2009	2010	2009
INTEREST INCOME:
Interest and fees on loans	$4,384	$4,566	$12,971	$13,769
Interest on securities	757	860	2,321	2,693
Other interest income	18	8	52	17

TOTAL INTEREST INCOME	5,159	5,434	15,344	16,479

INTEREST EXPENSE:
Interest on deposits	889	1,056	2,641	3,353
Other interest expense	313	514	1,032	1,536

TOTAL INTEREST EXPENSE	1,202	1,570	3,673	4,889

Net interest income	3,957	3,864	11,671	11,590
Provision for loan losses	238	293	996	928

Net interest income after provision for loan losses	3,719	3,571	10,675	10,662
Noninterest income	780	870	2,400	2,446
Noninterest expense	3,215	3,188	9,406	9,527

Net income before federal income taxes	1,284	1,253	3,669	3,581
Federal income tax provision	402	395	1,129	1,121

NET INCOME	$882	$858	$2,540	$2,460

EARNINGS PER SHARE	$0.32	$0.31	$0.93	$0.90